Exhibit 4.3

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SIX CONTINENTS

EXECUTIVE SHARE OPTION SCHEME 1995

RULES

Shareholder Approval	: 9 February 1995
Directors’ Adoption	: 9 February 1995
Revenue Approval	: 22 February 1995
IR Ref (Approved)	: X7523
IR Ref (unapproved)	: U2519
IR Ref (overseas)	: U9

LINKLATERS One Silk Street London EC2Y 8HQ Telephone: (44-20) 7456 2000 Facsimile: (44-20) 7456 2222 Ref: AC

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RULES
OF
THE SIX CONTINENTS EXECUTIVE SHARE OPTION SCHEME 1995

1	Meanings of Words Used
1.1	Definitions
In these Rules:
“Approved Scheme" means a share option scheme approved under Schedule 9 to the Taxes Act (other than a savings related share option scheme);
"Company" means Six Continents PLC;
"Control" has the meaning given to it by Section 840 of the Taxes Act;
"Date of Grant" means the date on which the Directors resolve that an Option shall be granted;
"Directors" means the board of directors of the Company or a duly authorised committee of it;
"Eligible Employee" means any person who:
(i)	is an executive director or employee of a Participating Company who devotes substantially the whole of his working time to his duties and is required, under the terms of his office or employment with a Participating Company, to devote not less than, in the case of an employee, 20 hours per week and in the case of a director, 25 hours per week, in either case excluding meal breaks; and
(ii)	at the Date of Grant is not within 2 years of his normal retirement date under his contract of employment; and
(iii)	is not ineligible to participate in the Scheme by virtue of the provisions of Paragraph 8 of Schedule 9 to the Taxes Act (the "material interest" provisions);
"Market Value" means in relation to a Share on any day its middle market quotation (as derived from the Daily Official List of the London Stock Exchange);
"Member of the Group" means the Company and its Subsidiaries from time to time and any other company which is associated with the Company and is designated by the Directors as a Member of the Group;
"New Option" means a new Option granted pursuant to Rule 10.2;
"Old Option" means an Option released pursuant to Rule 10.2;
"Option" means a right to acquire Shares granted pursuant to the Scheme and for the time being subsisting;
"Option Exercise Date" means the date when an Option is effectively exercised upon compliance with the provisions of Rule 8;
"Option Holder" means a person holding an Option including, where the context permits, his personal representatives;

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"Option Period" means, in respect of an Option, a period commencing on the Date of Grant and expiring at the close of business on the day preceding the 10th anniversary of the Date of Grant;
"Option Price" means the price per Share payable on the exercise of an Option as determined under Rule 3 or as varied under Rule 6;
"Participating Companies" means the Company and its Subsidiaries and any other company which is permitted by the Inland Revenue to be a Participating Company and which is designated by the Directors as a Participating Company;
"Performance Condition" means a condition imposed under Rule 2.3;
"Relevant Emoluments" means in relation to an Eligible Employee, such of the emoluments of the office or employment by virtue of which he is eligible to participate in the Scheme as are liable to be paid under deduction of tax pursuant to Section 203 of the Taxes Act (pay-as-you-earn), after deducting from them amounts included by virtue of Chapter II of Part V of the Taxes Act;
"Remuneration Committee" means a committee of the Directors comprising a majority of Directors who:
(i)	do not hold any executive office with any member of the Group; and
(ii)	will not themselves participate in the Scheme;
"Rules" means these rules as amended from time to time;
"Salary-related Limit" means in relation to an Eligible Employee, 4 times the amount of his Relevant Emoluments for the current or preceding Year of Assessment (whichever gives the greater amount), or if he had no Relevant Emoluments for the preceding Year of Assessment, 4 times the amount of his Relevant Emoluments for the period of 12 months from the first day in the current Year of Assessment in respect of which he had Relevant Emoluments;
"Scheme" means the "Six Continents Executive Share Option Scheme 1995" in its present form or as from time to time altered in accordance with the Rules;
"Scheme Period" means the period of 10 years commencing on the date on which the Scheme becomes an Approved Scheme;
"Shares" means fully paid ordinary shares in the capital for the time being of the Company, which comply with the requirements of Paragraphs 10 to 14 (inclusive) of Schedule 9 to the Taxes Act;
"Subsidiary" means a company which is:
(i)	a subsidiary of the Company within the meaning given to it by Section 736 of the Companies Act 1985, and
(ii)	under the Control of the Company;
"Taxes Act" means the Income and Corporation Taxes Act 1988; and
"Year of Assessment" means a year beginning on any 6th April and ending the following 5th April.

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1.2	Interpretation
Where the context admits or requires the singular includes the plural and the masculine includes the feminine and vice versa; references to any statutory provision include any modification or re-enactment.
1.3	Headings
Headings shall be ignored in construing the Rules.
2	Grant of Options
2.1	Grant of Options:
During the Scheme Period, the Directors may, subject to the prior approval of the Remuneration Committee, grant to any Eligible Employee an Option to acquire such number of Shares as it may determine at the Option Price.
2.2	Time when Options may be granted
Options shall only be granted within 42 days commencing on any of the following:
2.2.1	the day on which the Scheme is formally approved by the Inland Revenue;
2.2.2	the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half year or other period;
2.2.3	the day immediately following the day on which the Annual General Meeting of the Company is held;
2.2.4	any day on which the Directors resolve, with the prior approval of the Remuneration Committee, that exceptional circumstances exist which justify the grant of Options; or
2.2.5	any day on which changes to the legislation or regulations affecting share option schemes are effected or made.
If the grant of any Option is prevented by statute, order, regulation or government directive, or by any code adopted by the Company based on the London Stock Exchange's model code for securities transactions by directors of listed companies, then the Directors may, with the prior approval of the Remuneration Committee, grant Options within the period of 42 days after the lifting of such restrictions.
2.3	Conditions on exercise
An Option may be granted subject to the condition that it may not be exercised, in whole or in part, until a Performance Condition has been satisfied. The Performance Condition must be set by the Remuneration Committee and must be objective, specified at the Date of Grant and set out in documentation which has been approved in advance by the Inland Revenue for so long as such approval is necessary.
The Remuneration Committee may at its discretion waive or amend the Performance Condition in accordance with the terms specified in the Performance Condition.

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2.4	Option Certificates
Each Option Holder shall be issued an option certificate, executed as a deed, on the Date of Grant, in such form as the Directors shall prescribe but not inconsistent with these Rules.
2.5	No Payment
No payment to the Company shall be required for the grant of any Option.
2.6	Disclaimer of Option
Any Option Holder may, by notice in writing to the Secretary of the Company, within 30 days after the Date of Grant, disclaim in whole or in part his Option and in such case the Option shall be deemed never to have been granted under the Scheme. No consideration shall be payable for any disclaimer.
2.7	Disposal restrictions
Except for the transmission of an Option on the death of an Option Holder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned, charged or otherwise disposed of to any other person.
2.8	Administrative errors
If any Option is ïgranted on terms which are not in accordance with the provisions in these Rules, including the limitations on participation and the calculation of the Option Price, it shall be limited and take effect from the Date of Grant as being granted within the provisions of these Rules.
3	Option Price
3.1	Determination
The Option Price (or the method of calculating the Option Price) shall be determined by the Remuneration Committee and the Option Price shall be stated on the Date of Grant.
3.2	Amount
The Option Price shall not be less than the lowest of the Market Value of a Share on:
(i)	the Business Day immediately preceding the Date of Grant;
(ii)	the 3 Business Days immediately preceding the Date of Grant, taking an average of the Market Value on each of those days; and
(iii)	such other date as the Inland Revenue may agree.
3.3	Nominal value
In the case of an Option to subscribe for new Shares, the Option Price shall not be less than the nominal value of a Share.

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4	Individual Limits
4.1	Inland Revenue limit
No Eligible Employee shall be granted an Option which would, at the proposed Date of Grant, cause the aggregate of the market values of the Shares which he may acquire on the exercise of subsisting options granted under the Scheme or under any other Approved Scheme established by the Company, or by any Associated Company (as defined in section 416 of the Taxes Act), to exceed the greater of:
4.1.1	the amount permitted under Paragraph 28(2) of Schedule 9 to the Taxes Act (which is currently £100,000); or
4.1.2	his Salary-related Limit.
4.2	Market value
For the purpose of Rule 4.1, the market value of a Share shall be calculated as follows:
4.2.1	in respect of Options granted under this Scheme and the Six Continents Executive Share Option Scheme, the market value shall be the Option Price of the relevant shares on the date when each Option was granted; and
4.2.2	in respect of options granted under any other Approved Scheme established by the Company or by any of its Associated Companies, the market value shall be the market value of the relevant shares on the date when each option was granted in accordance with the provisions of its respective option scheme.
4.3	Institutional shareholders' limit:
4.3.1	Subject to Rule 4.3.2, no Eligible Employee shall be granted an Option which would at the proposed Date of Grant cause the aggregate of the amounts payable on the exercise of options granted under the Scheme or in the preceding 10 years under any executive share option scheme adopted by the Company to exceed the greater of:
(i)	4 times the annual rate of his total remuneration (exclusive of bonuses, commissions and benefits in kind) from any Member of the Group at the proposed Date of Grant; or
(ii)	4 times his total remuneration (inclusive of bonuses and commissions but exclusive of benefits in kind) from any Member of the Group in the 12 months ending with the Date of Grant, or if higher, in any 12 month period in which the proposed Date of Grant falls.
4.3.2	No account shall be taken of options which have been released or have lapsed without being exercised.
4.3.3	Options which have been exercised may be excluded from the calculation of the limit in Rule 4.3.1 if the Directors are satisfied, with the prior approval of the Remuneration Committee, on the proposed Date of Grant that there has been a satisfactory performance by the Company over the preceding 2 or 3 years.

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4.4	Remuneration Committee Limit
No Eligible Employee shall be granted an Option which would, at the proposed Date of Grant, cause the aggregate of the amounts payable for Shares which he may acquire on the exercise of subsisting options granted in the preceding 10 years under any executive share option scheme adopted by the Company to exceed the limit set by the Remuneration Committee from time to time for Eligible Employees of his grade.
5	Scheme Limits[1]
5.1	10 per cent. in 10 years limit
The number of Shares which may be allocated under the Scheme on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and any other employees' share scheme adopted by the Company, exceed 10 per cent. of the ordinary share capital of the Company in issue immediately prior to that day.
5.2	5 per cent. in 10 years limit
The number of Shares which may be allocated under the Scheme on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and any other executive share option scheme adopted by the Company exceed 5 per cent. of the ordinary share capital of the Company in issue immediately prior to that day.
5.3	Exclusions
In determining the above limits no account shall be taken of any Shares where the right to acquire them was released or lapsed without being exercised.
5.4	Meaning of Allocate
References in this Rule to the "allocation" of Shares means, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of employees' share scheme, the issue and allotment of shares.
6	Variations in Share Capital
6.1	Adjustment of Options
In the event of any variation in the equity share capital of the Company including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, the number of Shares comprised in each Option, and the Option Price may be adjusted in such manner as the Directors consider appropriate, including retrospective adjustments where appropriate, subject to the prior approval of the Inland Revenue.

[1]	Rule 5.1 (rationing limit) deleted; AGM approval 15.2.01, Revenue approval 27.2.01

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6.2	Nominal Value of the Shares
The Option Price of an Option to acquire existing shares may be adjusted to a price less than nominal value. The Option Price of an Option to subscribe for Shares may also be adjusted to a price less than nominal value, but if at the Option Exercise Date and the relevant date of allotment of the Shares:
6.2.1	the Directors do not have authority to effect capitalisation of part of the reserves of the Company in an amount equal to the difference between the adjusted Option Price payable in respect of Shares to be issued on exercise and the nominal value of such Shares; or
6.2.2	the Company has insufficient reserves for capitalisation in respect of all the Shares to be issued in respect of which the option is being exercised, the adjustment shall take effect as if the Option Price were the nominal value of a Share. To the extent that any Options are exercised to subscribe for Shares at less than their nominal value, the Directors shall resolve to capitalise the relevant amount.
6.3	Notice
The Directors may take such steps as they consider necessary to notify Option Holders of any adjustment made under this Rule 6.
7	Exercise and Lapse – General Rules
7.1	Exercise
Unless otherwise specified in these Rules, an Option may only be exercisable:
7.1.1	on or after the third anniversary of its Date of Grant;
7.1.2	on or after the satisfaction or waiver of any Performance Condition imposed under Rule 2.3, provided that the Performance Condition need not be satisfied in the case of an Option which is exercised in the circumstances specified in Rule 9.2 to 9.8 inclusive;
7.1.3	while the Option Holder is a director or employee of a Member of the Group (except as permitted in Rule 9); and
7.1.4	by an Option Holder while he is not, or was not at the date of his death, ineligible to participate in the Scheme by virtue of the provisions of Paragraph 8 of Schedule 9 to the Taxes Act (the "material interest" provisions).
7.2	Lapse
An Option shall lapse on the earliest of:
7.2.1	the date the Option Holder ceases to be a director or employee of a Member of the Group (unless any of the provisions in Rule 9 apply); and
7.2.2	any date specified in Rule 9; and
7.2.3	any date specified in the Performance Condition; and
7.2.4	the expiry of the Option Period.

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8	Exercise of Options
8.1	Manner
To exercise an Option, an Option Holder must deliver to the Secretary of the Company or other appointed agent:
8.1.1	the option certificate covering the Shares over which the Option is being exercised;
8.1.2	a notice of exercise, in the prescribed form, completed and signed by the Option Holder or by his appointed agent; and
8.1.3	payment in full of the Option Price for the total number of Shares in respect of which the Option is being exercised.
8.2	Option Exercise Date
The Option Exercise Date shall be the date of receipt of all the documents referred to in Rule 8.1. If the Option is subject to a Performance Condition, the Option Exercise Date shall be the later of the date of receipt of all the documents referred to in Rule 8.1 above and the date of a declaration by the Directors that the Performance Condition has been satisfied.
8.3	Part Exercise
When an Option is exercised in part, the Directors shall issue a new Option Certificate in respect of any unexercised balance which has not lapsed.
8.4	Consents
All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere, and it shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.
8.5	Issue or Transfer
Subject to Rule 8.4:
8.5.1	Shares to be issued following the exercise of an Option shall be issued within 30 days of the Option Exercise Date.
8.5.2	The Directors shall procure the transfer of Shares to be transferred following the exercise of an Option within 30 days of the Option Exercise Date.
8.6	Issue to Nominee
Shares to be issued following the exercise of an Option may be issued to a nominee for the Option Holder if he so requests by notice in writing to the Directors.
8.7	Rights:
8.7.1	Shares issued on the exercise of an Option shall rank equally in all respects with the Shares in issue on the date of allotment. They shall not rank for any rights attaching to Shares by reference to a record date preceding that date.

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8.7.2	Where Shares are to be transferred to an Option Holder on the exercise of an Option, the Option Holder is entitled to all rights attaching to such Shares by reference to a record date on or after the date of transfer, and is not entitled to rights before that date.
8.8	Articles of Association
Any Shares acquired upon the exercise of Options shall be subject to the Articles of Association of the Company from time to time in force.
8.9	Listing
If and so long as the Shares are listed on the Official List of the London Stock Exchange, the Company shall apply for listing of any Shares issued pursuant to the Scheme as soon as practicable after their allotment.
9	Exercise and Lapse – Particular Cases
9.1	Cessation of Employment:
9.1.1	If an Option Holder ceases to be an employee of any Member of the Group:
(i)	by reason of ill-health or injury or disability or redundancy; or
(ii)	by reason of retirement at the age at which he is bound or entitled to retire in accordance with the terms of his contract of employment;
(iii)	by reason of early retirement by agreement with his employer;
(iv)	by reason of the company by which the Option Holder is employed ceasing to be a Member of the Group;
(v)	by reason of the undertaking, or the part of the undertaking, in which the Option Holder works being transferred to a person who is not a Member of the Group;
(vi)	by reason of the transfer of the Option Holder's employment to a company which is not a Member of the Group but in which the Company has an interest; or
(vii)	for any other reason if the Directors so decide in their absolute discretion within 60 days of the cessation;
he may exercise his Options within 3 years and 6 months after the date of cessation, or in the case of (vii) above such shorter period as the Directors may specify.
9.1.2	If an Option Holder ceases to be an employee of any Member of the Group for reasons that would entitle his employer to dismiss him summarily under his contract of employment, all his Options shall lapse upon such cessation.
9.1.3	For the purposes of this Rule 9.1, a woman who leaves employment due to pregnancy will be regarded as having left employment on the day on which she indicates that she does not intend to return to work. In the absence of such indication she will be regarded as having left employment on the last day on which she is entitled to return to work under the Employment Protection (Consolidation) Act 1978, or if later, any other date specified in the terms of her employment.

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9.1.4	To the extent that any Option exercisable under this Rule 9.1 is not exercised within the period specified, it shall lapse at the end of the period.
9.2	Death
If an Option Holder dies, an Option may be exercised by his personal representatives not later than one year after the date of his death. To the extent that it is not exercised within that period, it shall lapse.
9.3	Takeovers
9.3.1	If any person obtains Control of the Company as a result of making an offer to acquire shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, an Option may be exercised within 6 months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. Subject to 9.3.3, all Options shall lapse at the end of that period, unless the Directors shall give notice to the Option Holders before the end of the 6 month period that the Options shall not lapse.
9.3.2	For the purpose of this Rule 9.3, a person shall be deemed to have obtained Control if he and others acting in concert with him have together obtained Control of the Company.
9.3.3	If any person becomes bound or entitled to acquire Shares under Section 428 or 430F of the Companies Act 1985, Options may be exercised at any time when that person remains so bound or entitled and shall lapse on the expiry of that period.
9.4	Scheme of arrangement
If a court orders that a meeting of the holders of Shares ("the Meeting") be convened pursuant to Section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies:
9.4.1	An Option may be exercised at any time during the period beginning on the date of the court hearing and ending at 12 noon on the day before the Meeting, and shall lapse if not exercised by the end of that period, unless the Directors decide otherwise. The exercise shall not take effect until the scheme of arrangement has been approved at the Meeting.
9.4.2	the Directors shall endeavour to procure that the proposals, so far as they relate to the holders of the Shares, shall be extended to each Option Holder who has exercised his Option on the basis set out in 9.4.1.
9.5	Demergers and other significant distributions
If the Directors become aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the Directors, would affect the current or future value of any Options, the Directors may, acting fairly, reasonably and objectively, in their discretion, allow some or all Options to be exercised. The Directors shall specify the period in which such Options shall be exercisable and whether such Options shall lapse at the end of the specified period. In exercising their discretion the Directors may take into account considerations relating to the Company and the Members of the Group, and other employees and Option Holders. The Directors shall notify any Option Holder who is affected by the Directors exercising their discretion under this Rule.

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9.6	Winding-Up:
9.6.1	If notice is given of a general meeting of the Company at which a resolution will be proposed for the voluntary winding-up of the Company, each Option Holder shall be entitled to exercise his Options:
(i)	prior to and conditionally upon the commencement of the winding-up (within the meaning of Section 86 of the Insolvency Act 1986); and
(ii)	within 6 months after the date of the resolution, provided that the issue of Shares pursuant to the exercise is authorised by the liquidator or the court (if appropriate) upon the application of and at the sole cost and expense of the Option Holder.
9.6.2	If the Company is wound-up by the court, each Option Holder shall be entitled to exercise his Options in whole or in part within 2 months after the date of the winding-up order in relation to the Company provided that the issue of Shares pursuant to the exercise is authorised by the liquidator or the court (if appropriate) upon the application of and at the sole cost and expense of the Option Holder.
9.6.3	Any Options not exercised within the periods specified in this Rule 9.6 shall lapse at the end of the relevant period.
9.7	Administration
If an administration order is made in relation to the Company, each Option Holder shall be entitled to exercise his Option in whole or in part within 6 weeks after the date of the administration order, provided that the issue of Shares pursuant to such exercise is authorised by the administrator(s) or the court.
9.8	Voluntary Arrangement
If a voluntary arrangement is proposed in relation to the Company pursuant to Part I of the Insolvency Act 1986, each Option Holder shall be entitled to exercise his Option in whole or in part within 14 days after the date of despatch of any notices of meeting summoned under Section 3 of the Insolvency Act 1986 in relation to such proposal.
9.9	Priority
In the event of any conflict between any of the provisions of Rules 7 and 9, the provision which results in the shortest exercise period or the earliest lapsing of the Option shall prevail.
10	Exchange of Options
10.1	Application
This Rule applies where a company ("the Acquiring Company"):
10.1.1	obtains Control of the Company as a result of making a general offer to acquire:

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(i)	the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or
(ii)	all the Shares (or such Shares as are not already owned by the Acquiring Company or its subsidiary or holding company); or
10.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or
10.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985.
10.2	Exchange
An Option Holder may at any time within the period referred to in Rule 10.3, by agreement with the Acquiring Company, release his Option in consideration of the grant to him of a New Option which is equivalent to his Option within the meaning of Paragraph 15(3) of Schedule 9 to the Taxes Act. The New Option shall be over shares in the Acquiring Company or some other company falling within Paragraph 10(b) or Paragraph 10(c) of Schedule 9 to the Taxes Act.
10.3	Period for Substitution
The period referred to in Rule 10.2 is:
10.3.1	in a case falling within Rule 10.1.1, 6 months beginning with the time when the Acquiring Company obtains Control of the Company and any condition subject to which the offer is made is satisfied;
10.3.2	in a case falling within Rule 10.1.2, 6 months beginning with the time when the court sanctions the compromise or arrangement; and
10.3.3	in a case falling within Rule 10.1.3, the period during which the Acquiring Company remains so bound or entitled;
or such shorter periods as the Remuneration Committee and the Acquiring Company may agree.
10.4	Consequences of Exchange
Where an Option Holder is granted a New Option for release of his Old Option in accordance with this Rule 10, the New Option shall be subject to the provisions of the Scheme as it had effect in relation to the Old Option immediately before the release and shall be treated as having been acquired at the same time as the Old Option and be exercisable in the same manner and at the same time as the Old Option, but shall not be subject to Rule 12.2 or the Performance Condition.
With effect from the release and grant, Rules 1 and 6 to 11 (inclusive) shall, in relation to the New Option, be construed as if references to the Company and Shares were references to the Acquiring Company and shares in the Acquiring Company or, as the case may be, the other company in respect of whose shares the New Option is granted, but "Member of the Group" shall continue to be construed as if the Company was Six Continents Plc.

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11	General
11.1	Notices
Any notice or other document required to be given under or in connection with the Scheme may be given to an Option Holder or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Any notice or other document required to be given to the Company under or in connection with the Scheme may be delivered or sent by post to it at its registered office (or such other place or places as the Directors may from time to time determine and notify to Option Holders). Notices sent by post shall be deemed to have been given on the second day following the date of posting.
11.2	Availability of Shares
The Company shall keep available for allotment sufficient unissued Shares to satisfy all Options under which Shares may be subscribed or shall procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.
11.3	Directors' decisions final and binding
The decision of the Directors in connection with any interpretation of the Scheme Rules or in any dispute relating to an Option or matter relating to the Scheme shall be final and conclusive.
11.4	Regulations
The Directors shall have power from time to time to make or vary regulations for the administration and operation of the Scheme provided that they are not inconsistent with these Rules.
11.5	Limitation of liability
The rights and obligations of an Option Holder under the terms and conditions of his office or employment shall not be affected by his participation in the Scheme or any right he may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary the Option Holder's terms of employment shall be varied accordingly.
11.6	Option certificates lost or damaged
If any option certificate is worn out, defaced or lost, it may be replaced on such conditions as the Directors may require.
12	Amendments and Termination
12.1	Directors' powers of amendment
Subject to the provisions of Rules 12.2 and 12.3, the Directors may at any time alter or add to the provisions of the Scheme in any respect.

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12.2	Shareholders' approval:
12.2.1	No alteration or addition to the advantage of present or future Option Holders shall be made without the prior approval by ordinary resolution of the members of the Company in general meeting to any of the provisions of the Scheme as relate to:
(i)	the persons to whom Options may be granted;
(ii)	limitations on the grant of Options;
(iii)	the determination of the price at which Shares may be issued upon the exercise of Options;
(iv)	the adjustment of Options;
(v)	the restrictions on the exercise of Options;
(vi)	the rights to be attached upon their issue to Shares issued upon the exercise of Options;
(vii)	the rights of Option Holders on the winding-up of the Company;
(viii)	the transferability of Options; and
(ix)	the terms of Rule 12.
12.2.2	Shareholder approval shall not be required for any alteration or addition:
(i)	which is necessary or desirable in order to obtain or maintain Inland Revenue approval of the Scheme under Schedule 9 to the Taxes Act or any other enactment;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation;
(iii)	to take advantage of any changes to the legislation or to take account of any of the events mentioned in Rule 9;
(iv)	to obtain or maintain favourable taxation treatment of the Company, any Subsidiary or any Option Holder.
This exception does not apply to any alteration or addition to the definition of "Option Price" and the limits in Rules 4 and 5.
12.3	Revenue Approval
If the approved status of the Scheme is to be maintained, no amendment or alteration to the Scheme made after it has become an Approved Scheme shall have effect unless such amendment or alteration is approved by the Inland Revenue.
12.4	Overseas Employees
Notwithstanding any other provision of the Scheme the Directors may amend or add to the provisions of the Scheme and the terms of Options as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of such Options granted are not overall more favourable than the terms of Options granted to other Eligible Employees under this Scheme.

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12.5	Notice
As soon as reasonably practicable after making any material amendment or alteration, the Directors shall give written notice to any Option Holder affected by it.
12.6	Termination of the Scheme
The Directors may terminate the Scheme at any time, but Options granted prior to such termination shall continue to be valid and exercisable in accordance with these Rules.
13	Governing Law
The Scheme and all Options shall be governed by and construed in accordance with English law.

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Schedule 1 (Unapproved)

Demergers

Options may also be adjusted as described in Rule 6.1 in the event of the making by the Company of an exempt distribution by virtue of Section 213 of the Taxes Act or other distribution in kind if at the time of making the adjustment:

1	the Scheme is not an Approved Scheme; or
2	the relevant legislation permits such an adjustment.

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Schedule 2
SIX CONTINENTS PLC
INTERNATIONAL EXECUTIVE SHARE OPTION SCHEME 1995 (UNAPPROVED)

1	Rules
The Rules of the Six Continents PLC Executive Share Option Scheme 1995 ("UK Scheme") shall apply to Options granted under the Scheme, varied as set out below.
2	Rule Changes
The Rules of the UK Scheme shall be varied as set out below:
2.1	Meaning of words used:
"Salary Related Limit" shall be deleted.
"Scheme" means The Six Continents PLC International Executive Share Option Scheme 1995 (Unapproved).
2.2	Rule 4 shall be deleted and replaced with the following Rule 4[2]:
“The Directors must not grant an Option to an Eligible Employee in any year if it would on the proposed Date of Grant cause the aggregate Option Price in respect of all Options granted to him in that year to exceed twice his total salary for that year, unless they consider that exceptional circumstances justify the grant of an Option in excess of this limit. Where remuneration is not denominated in sterling, the limit shall be calculated by reference to the average spot rate of exchange for the three Business Days preceding the proposed Date of Grant.”
2.3	Exchange of options: Rule 10 shall be deleted.
2.4	Revenue Approval: Any requirement to obtain Revenue agreement or approval or to comply with the provisions of Schedule 9 to the Taxes Act referred to in the Rules of the UK Scheme shall not apply.
2.5	Manner of Exercise: The following shall be added at the end of Rule 8.1.3:
"; and
8.1.4 any other documents which the Directors may reasonably require the Option Holder to produce."
3	Governing Law
Options granted under this Scheme shall be governed by and construed in accordance with English law.
4	Withholding
Any relevant Member of the Group shall be entitled to withhold, and the Option Holder shall be obliged to pay, the amount of any tax or other impost attributable to or payable in connection with the grant or exercise of any Option. The Directors may establish appropriate procedures to provide for any such payment and to ensure that the relevant company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make any tax deduction available to that company as a result of such event.

[2]	Wording approved at AGM on 15.2.01

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